Exhibit 99.1

First Bancorp. Announces Earnings for the Quarter and Year Ended December 31, 2022

  Net income of $73.2 million, or $0.40 per diluted share, for the fourth quarter of 2022, compared to $74.6 million, or $0.40 per diluted share, for the third quarter of 2022. Income before income taxes of $106.5 million for the fourth quarter of 2022, compared to $106.6 million for the third quarter of 2022.
  Net income of $305.1 million, or $1.59 per diluted share, for the year ended December 31, 2022, compared to $281.0 million, or $1.31 per diluted share, for the year ended December 31, 2021. Income before income taxes of $447.6 million for the year ended December 31, 2022, compared to $427.8 million for the year ended December 31, 2021.
  On a non-GAAP basis, pre-tax, pre-provision income of $122.2 million for the fourth quarter of 2022, compared to pre-tax, pre-provision income of $122.4 million for the third quarter of 2022. Pre-tax, pre-provision income for the year ended December 31, 2022 was $475.3 million, an increase of $83.8 million, or 21%, compared to adjusted pre-tax, pre-provision income of $391.5 million for the year ended December 31, 2021.
  Net interest income decreased to $205.6 million for the fourth quarter of 2022, compared to $207.9 million for the third quarter of 2022, primarily due to an increase in interest expense as a result of higher cost of deposits combined with a higher level of borrowings, partially offset by the upward repricing of variable-rate commercial loans and higher average loan balances.
  Net interest margin increased to 4.37% for the fourth quarter of 2022, compared to 4.31% for the third quarter of 2022, mainly due to the change in asset mix to higher yielding earning assets, partially offset by higher cost of funds.
  Provision for credit losses of $15.7 million for the fourth quarter of 2022, relatively flat compared to $15.8 million for the third quarter of 2022.
  Non-interest income of $29.6 million for the fourth quarter of 2022, relatively flat compared to $29.7 million for the third quarter of 2022.
  Non-interest expenses decreased by $2.3 million to $112.9 million for the fourth quarter of 2022, compared to $115.2 million for the third quarter of 2022, mainly driven by higher net gains on other real estate owned (“OREO”) operations. The efficiency ratio for the fourth quarter of 2022 was 48.02%, compared to 48.48% for the third quarter of 2022.
  Income tax expense of $33.4 million for the fourth quarter of 2022, an increase of $1.4 million, compared to $32.0 million for the third quarter of 2022.
  Credit quality variances:
    Non-performing assets decreased by $14.1 million to $129.2 million as of December 31, 2022, compared to $143.3 million as of September 30, 2022. The decline was mainly driven by the restoration to accrual status of a $5.2 million commercial and industrial loan and a $7.1 million decrease in the OREO portfolio balance, mainly associated with sales of residential properties.
    An annualized net charge-offs to average loans ratio of 0.46% for the fourth quarter of 2022, compared to 0.31% for the third quarter of 2022, mainly due to a $3.6 million increase in consumer loans net charge-offs and a $1.2 million increase in commercial and construction net charge-offs during the fourth quarter of 2022.
  Total loans increased $254.3 million from the prior quarter to $11.6 billion as of December 31, 2022. The variance consisted of increases of $130.2 million in commercial and construction loans, $107.7 million in consumer loans, and $16.4 million in residential mortgage loans. Excluding the $11.1 million decrease in the carrying value of the Small Business Administration Paycheck Protection Program (“SBA PPP”) loan portfolio, the growth in the commercial and construction loans portfolio was $141.3 million driven by several large commercial loans in excess of $10 million originated in both the Puerto Rico and Florida regions.
  Total loan originations, including refinancings, renewals and draws from existing commitments (other than credit card utilization activity), amounted to $1.3 billion in the fourth quarter of 2022, a net increase of $191.4 million compared to the third quarter of 2022. The net increase in total loan originations consisted of: (i) a $186.7 million increase in commercial and construction loan originations; (ii) an $11.8 million increase in residential mortgage loan originations; and (iii) a $7.1 million decrease in consumer loan originations.
  Total deposits, excluding brokered certificates of deposit (“CDs”) and government deposits, decreased by $314.9 million to $13.3 billion as of December 31, 2022, reflecting reductions in both retail consumer and commercial transactional and savings account balances across all regions, partially offset by an increase in time deposits.
  Government deposits decreased in the fourth quarter by $171.9 million and totaled $2.8 billion as of December 31, 2022, reflecting decreases of $157.4 million in the Puerto Rico region and $16.0 million in the Virgin Islands region, partially offset by an increase of $1.5 million in the Florida region.
  Brokered CDs increased by $60.6 million during the fourth quarter to $105.8 million as of December 31, 2022.
  Borrowings increased by $550.1 million during the fourth quarter to $933.9 million as of December 31, 2022, including a $675.0 million increase in Federal Home Loan Bank (“FHLB”) advances and a $124.9 million reduction in securities sold under agreements to repurchase.
  The cash and liquid securities to total assets ratio increased to 19.02% as of December 31, 2022, compared to 18.57% as of September 30, 2022.
  During the fourth quarter of 2022, First BanCorp. has repurchased approximately 3.5 million shares for a total purchase price of $50.0 million. For the year ended December 31, 2022, First BanCorp. repurchased approximately 19.4 million shares for a total purchase price of $275.0 million.
  Capital ratios remained higher than required regulatory levels for bank holding companies and well-capitalized banks. Estimated total capital, common equity tier 1 capital (“CET1”), tier 1 capital, and leverage ratios were 19.21%, 16.53%, 16.53%, and 10.70%, respectively, as of December 31, 2022. On a non-GAAP basis, the tangible common equity ratio was 6.81% as of December 31, 2022, compared to 6.55% as of September 30, 2022.

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--January 27, 2023--First BanCorp. (the “Corporation” or “First BanCorp.”) (NYSE: FBP), the bank holding company for FirstBank Puerto Rico (“FirstBank” or “the Bank”), today reported net income of $73.2 million, or $0.40 per diluted share, for the fourth quarter of 2022, compared to $74.6 million, or $0.40 per diluted share, for the third quarter of 2022, and $73.6 million, or $0.35 per diluted share, for the fourth quarter of 2021.

For the year ended December 31, 2022, the Corporation reported net income of $305.1 million or $1.59 per diluted share, compared to $281.0 million, or $1.31 per diluted share, for the year ended December 31, 2021.

Aurelio Alemán, President and Chief Executive Officer of First BanCorp., commented: “We closed the year with another strong quarter of organic growth and notable improvement across franchise metrics. We generated $73.2 million in net income, or $0.40 per diluted share, and reached $122.2 million in pre-tax, pre-provision income, highlighting once again our solid earnings generation capacity and expense management discipline. The loan portfolio grew by $254.3 million during the quarter, driven by strong loan origination activity, particularly in the commercial and consumer business segments. Net interest margin expanded by 6 basis points, asset quality improved, and we reached the lowest efficiency ratio among our peers at 48.02%. In line with industry trends, core deposits, net of brokered and government deposits, decreased by $314.9 million during the quarter as households unwind excess liquidity associated with pandemic-related programs. Our main market continues to be supported by a large amount of disaster relief funds flowing into the economy, strong consumer demand, and positive labor market trends.

“Over the course of 2022, the organization performed exceptionally well reflecting one of its best performing years on record. We registered organic loan growth of $762 million or 10% (excluding SBA PPP loans and strategic reduction of residential mortgages), achieved a record pre-tax pre-provision income of $475.3 million, up 21% when compared to 2021, and reached a decade low non-performing asset ratio of 0.69%. Responsible and value driven capital allocation has allowed us to grow the franchise and invest for the future, while supporting our communities and colleagues and returning approximately $363 million, or 119% of 2022 earnings, to our shareholders through repurchases of common stock and the payment of common stock dividends.

“We remain vigilant to changing global economic conditions and the effect that restrictive monetary policies may continue to have on the overall inflationary environment. We believe that our organization has ample experience navigating uncertainty and is well equipped to manage rising market challenges going into the next cycle. We are highly encouraged by the growth prospects in our main market which should continue to benefit from rebuilding activity over the next few years.”

NON-GAAP DISCLOSURES

This press release includes certain non-GAAP financial measures, including adjusted net income, adjusted earnings per diluted share, and adjusted pre-tax, pre-provision income that exclude the effect of items that management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts (the “Special Items”). Other non-GAAP financial measures include adjusted net interest income and margin, tangible common equity, tangible book value per common share, and certain capital ratios. These measures should be read in conjunction with the discussion below in Basis of Presentation – Use of Non-GAAP Financial Measures, the accompanying tables (Exhibit A), which are an integral part of this press release, and the Corporation’s other financial information that is presented in accordance with GAAP. Management believes that the presentation of these non-GAAP financial measures enhances the ability of analysts and investors to analyze trends in the Corporation’s business and understand the performance of the Corporation. The Corporation may utilize these non-GAAP financial measures as guides in its budgeting and long-term planning process.

SPECIAL ITEMS

The financial results for the fourth and third quarters of 2022 and year ended December 31, 2022 did not include any significant Special Item. The financial results for the fourth quarter of 2021 and year ended December 31, 2021 included the significant Special Items discussed below.

Quarter ended December 31, 2021

- Merger and restructuring costs of $1.9 million ($1.2 million after-tax, calculated based on the statutory rate of 37.5%) in connection with the Banco Santander Puerto Rico (“BSPR”) acquisition integration process and related restructuring initiatives.

- Costs of $4 thousand ($3 thousand after-tax, calculated based on the statutory rate of 37.5%) related to the COVID-19 pandemic response efforts, consisting primarily of costs related to additional cleaning, safety materials, and security measures.

Year ended December 31, 2021

- Merger and restructuring costs of $26.4 million ($16.5 million after-tax, calculated based on the statutory rate of 37.5%) in connection with the BSPR acquisition integration process and related restructuring initiatives. Merger and restructuring costs in 2021 included approximately $6.5 million related to previously announced Employee Voluntary Separation Program (the “VSP”) as well as involuntary separation actions implemented in the Puerto Rico region. In addition, these costs included costs related to system conversions, accelerated depreciation charges related to planned closures and consolidation of branches in accordance with the Corporation’s integration and restructuring plan, and other integration related efforts.

- Costs of $3.0 million ($1.9 million after-tax, calculated based on the statutory rate of 37.5%) related to the COVID-19 pandemic response efforts, consisting primarily of costs related to additional cleaning, safety materials, and security measures.

NET INCOME AND RECONCILIATION TO ADJUSTED NET INCOME (NON-GAAP)

Net income was $73.2 million for the fourth quarter of 2022, or $0.40 per diluted share, compared to $74.6 million for the third quarter of 2022, or $0.40 per diluted share. For the year ended December 31, 2022, net income was $305.1 million or $ 1.59 per diluted share, compared to adjusted net income of $295.7 million or $1.40 per diluted share for the year ended December 31, 2021. The following table shows the net income and earnings per diluted share for the fourth and third quarters of 2022 and for the year ended December 31, 2022, and reconciles, for the fourth quarter of 2021 and for the year ended December 31, 2021 the net income to adjusted net income and adjusted earnings per diluted share, which are non-GAAP financial measures that exclude the significant Special Items identified above.

	Quarter Ended			Year Ended
	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
(In thousands, except per share information)
Net income, as reported (GAAP)	$73,174	$74,603	$73,639	$305,072	$281,025
Adjustments:
Merger and restructuring costs	-	-	1,853	-	26,435
COVID-19 pandemic-related expenses	-	-	4	-	2,958
Income tax impact of adjustments (1)	-	-	(696)	-	(11,023)
Adjusted net income (Non-GAAP)	$73,174	$74,603	$74,800	$305,072	$299,395
Preferred stock dividends	-	-	(446)	-	(2,453)
Excess of redemption value over carrying value of Series A through E
Preferred Stock redeemed	-	-	(1,234)	-	(1,234)
Adjusted net income attributable to common stockholders (Non-GAAP)	$73,174	$74,603	$73,120	$305,072	$295,708
Weighted-average diluted shares outstanding	184,847	188,319	204,705	191,968	211,300
Earnings Per Share - diluted (GAAP)	$0.40	$0.40	$0.35	$1.59	$1.31
Adjusted Earnings Per Share - diluted (Non-GAAP)	$0.40	$0.40	$0.36	$1.59	$1.40
(1) See Special Items discussion above for the individual tax impact related to the above adjustments.

INCOME BEFORE INCOME TAXES AND RECONCILIATION TO ADJUSTED PRE-TAX, PRE-PROVISION INCOME (NON-GAAP)

Income before income taxes was $106.5 million for the fourth and third quarters of 2022. For the year ended December 31, 2022, income before income taxes was $447.6 million, compared to $427.8 million for the same period in 2021. Pre-tax, pre-provision income was $122.2 million for the fourth quarter of 2022, compared to $122.4 million for the third quarter of 2022. For the year ended December 31, 2022, pre-tax, pre-provision income was $475.3 million, compared to adjusted pre-tax, pre-provision income of $391.5 million for the same period in 2021. The following table reconciles income before income taxes to adjusted pre-tax, pre-provision income for the last five quarters and for the years ended December 31, 2022 and 2021:

	Quarter Ended					Year Ended
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
(Dollars in thousands)
Income before income taxes	$106,530	$106,631	$108,798	$125,625	$115,260	$447,584	$427,817
Add/Less: Provision for credit losses expense (benefit)	15,712	15,783	10,003	(13,802)	(12,209)	27,696	(65,698)
Add: COVID-19 pandemic-related expenses	-	-	-	-	4	-	2,958
Add: Merger and restructuring costs	-	-	-	-	1,853	-	26,435
Adjusted pre-tax, pre-provision income (1)	$122,242	$122,414	$118,801	$111,823	$104,908	$475,280	$391,512
Change from most recent prior quarter (amount)	$(172)	$3,613	$6,978	$6,915	$1,347	$83,768	$91,729
Change from most recent prior quarter (percentage)	-0.1%	3.0%	6.2%	6.6%	1.3%	21.4%	30.6%
(1) Non-GAAP financial measure. See Basis of Presentation below for definition and additional information about this non-GAAP financial measure.

NET INTEREST INCOME

The following table sets forth information concerning net interest income for the last five quarters:

	Quarter Ended
(Dollars in thousands)	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31,2021
Net Interest Income
Interest income	$233,452	$222,683	$208,625	$197,854	$198,435
Interest expense	27,879	14,773	12,439	12,230	14,297
Net interest income	$205,573	$207,910	$196,186	$185,624	$184,138

Average Balances
Loans and leases	$11,364,963	$11,218,864	$11,102,310	$11,106,855	$11,108,997
Total securities, other short-term investments and interest-bearing cash balances	7,314,293	7,938,530	8,568,022	8,647,087	9,140,313
Average interest-earning assets	$18,679,256	$19,157,394	$19,670,332	$19,753,942	$20,249,310

Average interest-bearing liabilities	$10,683,776	$11,026,975	$11,567,228	$11,211,780	$11,467,480

Average Yield/Rate
Average yield on interest-earning assets - GAAP	4.96%	4.61%	4.25%	4.06%	3.89%
Average rate on interest-bearing liabilities - GAAP	1.04%	0.53%	0.43%	0.44%	0.49%
Net interest spread - GAAP	3.92%	4.08%	3.82%	3.62%	3.40%
Net interest margin - GAAP	4.37%	4.31%	4.00%	3.81%	3.61%

Net interest income amounted to $205.6 million for the fourth quarter of 2022, a decrease of $2.3 million, compared to $207.9 million for the third quarter of 2022. The decrease in net interest income was mainly due to:

  A $13.1 million increase in interest expense, including:

- a net increase of $11.1 million in interest expense on interest-bearing deposits, primarily associated with higher average rates paid in the fourth quarter, partially offset by the effects of a $407.4 million reduction in the average balance of interest-bearing deposits;

- a $2.0 million increase in interest expense on FHLB advances mainly associated with an increased use of short-term advances taken in the fourth quarter, which increased the average balance by $124.5 million, and higher rates paid on FHLB advances in the fourth quarter; and

- interest expense on other borrowings remained relatively flat as compared to the third quarter, including an increase of $0.7 million due to the repricing of junior subordinated debentures that are tied to LIBOR, which was almost entirely offset by a $0.6 million decrease in the interest expense associated with $200.0 million of securities sold under agreements to repurchase called prior to maturity during the fourth quarter, net of an increase of short-term securities sold under agreements to repurchase in the fourth quarter.

  A $1.2 million decrease in interest income from interest-bearing cash balances, mainly attributable to the effects of the $488.3 million reduction in the average balance of interest-bearing cash, primarily consisting of cash balances held at the FED, partially offset by increased market rates.
  A $0.5 million decrease in interest income on residential mortgage loans, primarily due to lower interest cash collections on nonaccrual loans and the effect of a $16.7 million reduction in the average balance of this portfolio.

Partially offset by:

  An $8.2 million increase in interest income on commercial and construction loans, primarily due to the upward repricing of variable-rate commercial and construction loans, which resulted in an increase of approximately $8.2 million in interest income, and an increase of $72.2 million in the average balance of this portfolio (excluding SBA PPP loans), which resulted in an increase of approximately $1.0 million in interest income. These variances were partially offset by a $1.3 million reduction in interest income from SBA PPP loans.

The interest rate on approximately 56% of the Corporation’s commercial and construction loans is variable, 42% is based upon LIBOR, SOFR and other indexes and 14% is based upon the Prime rate index. For the fourth quarter of 2022, the average one-month LIBOR increased 143 basis points, the average three-month LIBOR increased 151 basis points, the average Prime rate increased 146 basis points, and the average three-month SOFR increased 140 basis points, compared to the average rates for such indexes during the third quarter of 2022.

  A $3.7 million increase in interest income on consumer loans and finance leases, primarily due to an increase of approximately $110.9 million in the average balance of this portfolio, which increased interest income by approximately $2.6 million and, to a lesser extent, the effects of higher yields in the consumer credit card portfolio.
  A $0.7 million increase in interest income from government obligations debt securities, mainly associated with the upward repricing of variable-rate Puerto Rico municipal bonds held as part of the held-to-maturity debt securities portfolio.

Net interest margin for the fourth quarter of 2022 increased to 4.37%, when compared to 4.31% for the third quarter of 2022, mainly due to a change in asset mix to higher yielding earning assets, partially offset by higher cost of funds.

NON-INTEREST INCOME

The following table sets forth information concerning non-interest income for the last five quarters:

	Quarter Ended
	December 31,2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31,2021
(In thousands)
Service charges and fees on deposit accounts	$9,174	$9,820	$9,466	$9,363	$9,502
Mortgage banking activities	2,572	3,400	4,082	5,206	5,223
Other operating income	17,854	16,473	17,393	18,289	15,653
Non-interest income	$29,600	$29,693	$30,941	$32,858	$30,378

Non-interest income amounted to $29.6 million for the fourth quarter of 2022, relatively flat compared to $29.7 million for the third quarter of 2022. The $0.1 million decrease in non-interest income was mainly due to:

  A $0.8 million decrease in revenues from mortgage banking activities, mainly driven by a $1.2 million increase in mark-to-market losses from to-be-announced (“TBA”) mortgage-backed securities (“MBS”) forward contracts, partially offset by a $0.4 million increase related to the net change in mark-to-market gains on interest rate lock commitments.
  A $0.6 million decrease in service charges and fees on deposit accounts, mainly associated with a $0.7 million adjustment to reverse previously recognized fees on non-sufficient funds as part of changes in the fees structure.

Partially offset by:

  A $0.8 million increase related to seasonally higher transactional fee income from point-of-sale (“POS”) terminals, credit and debit cards, and merchant-related transactions and, to a lesser extent, the effect in the third quarter of disruptions in digital transactions experienced in connection with Hurricane Fiona.
  A $0.3 million increase in insurance commission income.

NON-INTEREST EXPENSES

The following table sets forth information concerning non-interest expenses for the last five quarters:

	Quarter Ended
	December 31,2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31,2021
(In thousands)
Employees' compensation and benefits	$52,241	$52,939	$51,304	$49,554	$49,681
Occupancy and equipment	21,843	22,543	21,505	22,386	21,589
Deposit insurance premium	1,544	1,466	1,466	1,673	1,253
Other insurance and supervisory fees	2,429	2,387	2,303	2,235	2,127
Taxes, other than income taxes	5,211	5,349	4,689	5,018	5,138
Professional service fees:
Collections, appraisals and other credit-related fees	1,483	1,261	1,075	909	874
Outsourcing technology services	7,806	7,564	7,636	6,905	7,909
Other professional fees	3,380	3,724	3,325	2,780	3,154
Credit and debit card processing expenses	6,362	6,410	5,843	4,121	5,523
Business promotion	5,590	5,136	4,042	3,463	5,794
Communications	2,322	2,272	1,978	2,151	2,268
Net gain on OREO operations	(2,557)	(1,064)	(1,485)	(720)	(1,631)
Merger and restructuring costs	-	-	-	-	1,853
Other	5,277	5,202	4,645	6,184	5,933
Total	$112,931	$115,189	$108,326	$106,659	$111,465

Non-interest expenses amounted to $112.9 million in the fourth quarter of 2022, a decrease of $2.3 million from $115.2 million in the third quarter of 2022. The $2.3 million decrease reflects, among other things, the following significant variances:

  A $1.5 million increase in net gains on OREO operations, mainly due to a $2.4 million increase in net realized gains on sales of OREO properties, primarily residential properties in the Puerto Rico region, partially offset by a $0.6 million write-down to the value of a commercial OREO property in the Puerto Rico region recorded during the fourth quarter of 2022.
  A $0.7 million decrease in occupancy and equipment costs, mainly related to lower energy costs and repairs and maintenance charges, including automatic teller machine (“ATM”) maintenance charges as a result of a recent contract renewal.
  A $0.7 million decrease in employees’ compensation and benefits expense, driven by a $1.0 million decrease in bonuses and a $0.5 million increase in deferred loan origination costs associated with a higher volume of commercial loan originations, partially offset by a $0.5 million increase in compensation expense due to the full quarter effect of merit increases in the third quarter, net of the effect of one less business day in the fourth quarter of 2022.

Partially offset by:

  A $0.5 million increase in business promotion expenses, mainly related to a $0.7 million increase in sponsorship and public relations activities, partially offset by the effect during the third quarter of $0.3 million in donations to non-profit organizations in the municipalities most affected by Hurricane Fiona.

INCOME TAXES

The Corporation recorded an income tax expense of $33.4 million for the fourth quarter of 2022, compared to $32.0 million for the third quarter of 2022. The increase was mainly related to the effect during the third quarter of a benefit recognized on discrete items.

The Corporation’s effective tax rate, excluding entities with pre-tax losses from which a tax benefit cannot be recognized and discrete items, was 31.2%, compared to an estimated effective tax rate of 31.8% for the third quarter of 2022. As of December 31, 2022, the Corporation had a deferred tax asset of $155.6 million, net of a valuation allowance of $185.5 million against the deferred tax assets. The Corporation’s banking subsidiary, FirstBank, had a deferred tax asset of $155.6 million, net of a valuation allowance of $149.5 million.

CREDIT QUALITY

Non-Performing Assets

The following table sets forth information concerning non-performing assets for the last five quarters:

(Dollars in thousands)	December 31,2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31,2021
Nonaccrual loans held for investment:
Residential mortgage	$42,772	$43,036	$44,588	$48,818	$55,127
Commercial mortgage	22,319	23,741	24,753	26,576	25,337
Commercial and Industrial	7,830	15,715	17,079	18,129	17,135
Construction	2,208	2,237	2,375	2,543	2,664
Consumer and finance leases	14,806	12,787	10,315	10,964	10,454
Total nonaccrual loans held for investment	$89,935	$97,516	$99,110	$107,030	$110,717
OREO	31,641	38,682	41,706	42,894	40,848
Other repossessed property	5,380	4,936	3,840	3,823	3,687
Other assets (1)	2,202	2,193	2,809	2,727	2,850
Total non-performing assets (2)	$129,158	$143,327	$147,465	$156,474	$158,102

Past due loans 90 days and still accruing (3)	$80,517	$81,790	$94,485	$118,798	$115,448
Nonaccrual loans held for investment to total loans held for investment	0.78%	0.86%	0.88%	0.96%	1.00%
Nonaccrual loans to total loans	0.78%	0.86%	0.88%	0.96%	1.00%
Non-performing assets to total assets	0.69%	0.78%	0.76%	0.79%	0.76%
(1)	Residential pass-through MBS issued by the Puerto Rico Housing Finance Authority ("PRHFA") held as part of the available-for-sale debt securities portfolio.
(2)

Excludes purchased-credit deteriorated ("PCD") loans previously accounted for under Accounting Standards Codification ("ASC") Subtopic 310-30 for which the Corporation made the accounting policy election of maintaining pools of loans as “units of account” both at the time of adoption of current expected credit losses ("CECL") on January 1, 2020 and on an ongoing basis for credit loss measurement. These loans will continue to be excluded from nonaccrual loan statistics as long as the Corporation can reasonably estimate the timing and amount of cash flows expected to be collected on the loan pools. The portion of such loans contractually past due 90 days or more amounted to $12.0 million as of December 31, 2022 (September 30, 2022 - $12.8 million; June 30, 2022 - $15.3 million; March 31, 2022 - $18.0 million; December 31, 2021 - $20.6 million).

(3)

These include rebooked loans, which were previously pooled into Government National Mortgage Association ("GNMA") securities, amounting to $10.3 million as of December 31, 2022 (September 30, 2022 - $8.0 million; June 30, 2022 - $10.8 million; March 31, 2022 - $9.5 million; December 31, 2021 - $7.2 million). Under the GNMA program, the Corporation has the option but not the obligation to repurchase loans that meet GNMA’s specified delinquency criteria. For accounting purposes, the loans subject to the repurchase option are required to be reflected on the financial statements with an offsetting liability.

Variances in credit quality metrics:

  Total non-performing assets decreased by $14.1 million to $129.2 million as of December 31, 2022, compared to $143.3 million as of September 30, 2022. Total nonaccrual loans held for investment decreased by $7.6 million to $89.9 million as of December 31, 2022, compared to $97.5 million as of September 30, 2022.

The decrease in non-performing assets was mainly driven by:

- A $9.3 million decrease in nonaccrual commercial and construction loans, mainly related to the restoration to accrual status of a $5.2 million commercial and industrial loan and a $1.2 million collection of a commercial and industrial loan during the fourth quarter.

- A $7.1 million decrease in the OREO portfolio balance, mainly related to sales of residential properties in the Puerto Rico region.

- A $0.2 million decrease in nonaccrual residential mortgage loans, mainly related to $3.0 million of loans restored to accrual status, $1.6 million in collections, and $1.3 million in loans transferred to OREO, partially offset by inflows of $5.8 million, including the inflow of a $1.4 million loan in the Florida region.

Partially offset by:

- A $1.9 million increase in nonaccrual consumer loans, associated with the overall portfolio growth, mainly auto loans.

- A $0.5 million increase in other repossessed property, mainly due to auto repossessions.

  Inflows to nonaccrual loans held for investment were $24.1 million, a $3.8 million increase compared to inflows of $20.3 million in the third quarter of 2022. Inflows to nonaccrual consumer loans were $17.9 million, an increase of $2.6 million compared to inflows of $15.3 million in the third quarter of 2022. Inflows to nonaccrual residential mortgage loans were $5.8 million in the fourth quarter of 2022, an increase of $1.0 million compared to inflows of $4.8 million in the third quarter of 2022. Inflows to nonaccrual commercial and construction loans were $0.4 million in the fourth quarter of 2022, an increase of $0.2 million compared to inflows of $0.2 million in the third quarter of 2022. See Early Delinquency below for additional information.
  Adversely classified commercial and construction loans decreased by $59.8 million to $93.6 million as of December 31, 2022. The decrease was mostly driven by the aforementioned sale of a $23.9 million commercial and industrial loan participation in the Florida region; the payoff of a $16.2 million commercial and industrial loan in the Puerto Rico region; two commercial and industrial loan upgrades amounting to $10.1 million, of which $5.2 million was related to the aforementioned loan restored to accrual status; and the aforementioned $1.2 million repayment of a commercial and industrial loan.
  Total Troubled Debt Restructured (“TDR”) loans held for investment were $366.7 million as of December 31, 2022, down $21.0 million from September 30, 2022. Approximately $328.1 million of total TDR loans held for investment were in accrual status as of December 31, 2022. These figures exclude $53.9 million of government-guaranteed TDR residential mortgage loans (i.e., Federal Housing Administration and Veterans Administration loans).

Early Delinquency

Total loans held for investment in early delinquency (i.e., 30-89 days past due accruing loans, as defined in regulatory reporting instructions) amounted to $104.9 million as of December 31, 2022, a decrease of $9.0 million, compared to $113.9 million as of September 30, 2022. The variances by major portfolio categories are as follows:

- Residential mortgage loans in early delinquency decreased by $3.6 million to $28.2 million.

- Commercial and construction loans in early delinquency decreased by $2.4 million to $5.8 million, mainly due to the payoff of a $2.0 million commercial and industrial line of credit.

- Consumer loans in early delinquency decreased in the fourth quarter by $3.0 million to $70.9 million, mainly in auto loans.

Allowance for Credit Losses

The following table summarizes the activity of the allowance for credit losses (“ACL”) for on-balance sheet and off-balance sheet exposures during the fourth and third quarters of 2022:

	Quarter ended December 31,2022
	Loans and Finance Leases					Debt Securities
	Residential Mortgage Loans	Commercial and Construction Loans	Consumer Loans and Finance Leases	Total Loans and Finance Leases	Unfunded Loans Commitments	Held-to-Maturity	Available-for-Sale	Total ACL
Allowance for Credit Losses
(Dollars in thousands)
Allowance for credit losses, beginning balance	$65,079	$67,572	$125,208	$257,859	$4,242	$8,257	$664	$271,022
Provision for credit losses - (benefit) expense	(1,821)	3,469	14,003	15,651	31	29	1	15,712
Net charge-offs	(498)	(763)	(11,785)	(13,046)	-	-	(207)	(13,253)
Allowance for credit losses, end of period	$62,760	$70,278	$127,426	$260,464	$4,273	$8,286	$458	$273,481
Amortized cost of loans and finance leases	$2,847,290	$5,378,067	$3,327,468	$11,552,825
Allowance for credit losses on loans to amortized cost	2.20%	1.31%	3.83%	2.25%

	Quarter ended September 30, 2022
	Loans and Finance Leases					Debt Securities
	Residential Mortgage Loans	Commercial and Construction Loans	Consumer Loans and Finance Leases	Total Loans and Finance Leases	Unfunded Loans Commitments	Held-to-Maturity	Available-for-Sale	Total ACL
Allowance for Credit Losses
(Dollars in thousands)
Allowance for credit losses, beginning balance	$65,231	$70,842	$116,079	$252,152	$2,171	$8,885	$676	$263,884
Provision for credit losses - expense (benefit)	755	(3,790)	17,387	14,352	2,071	(628)	(12)	15,783
Net (charge-offs) recoveries	(907)	520	(8,258)	(8,645)	-	-	-	(8,645)
Allowance for credit losses, end of period	$65,079	$67,572	$125,208	$257,859	$4,242	$8,257	$664	$271,022
Amortized cost of loans and finance leases	$2,830,974	$5,247,894	$3,219,750	$11,298,618
Allowance for credit losses on loans to amortized cost	2.30%	1.29%	3.89%	2.28%

The main variances of the total ACL by main categories are discussed below:

Allowance for Credit Losses for Loans and Finance Leases

As of December 31, 2022, the ACL for loans and finance leases was $260.5 million, an increase of $2.6 million, from $257.9 million as of September 30, 2022. The ACL for commercial and construction loans increased by $2.7 million, mostly due to an increase in the size of the loan portfolio and a less favorable economic outlook in the projection of certain forecasted macroeconomic variables, such as the commercial real estate (“CRE”) price index, partially offset by reserve releases totaling $4.8 million associated with the aforementioned large adversely classified loans that were paid off or sold during the fourth quarter of 2022. The ACL for consumer loans increased by $2.2 million, primarily reflecting the effect of the increase in the size of the consumer loan portfolios and the increase in historical charge-off levels associated to the overall portfolio growth. On the other hand, the ACL for residential mortgage loans decreased by $2.3 million, mainly due to a decrease in qualitative adjustments due to improvements in underlying portfolio metrics.

  The provision for credit losses on loans and finance leases was $15.6 million for the fourth quarter of 2022, compared to $14.4 million in the third quarter of 2022.

- Provision for credit losses for the commercial and construction loan portfolio was an expense of $3.4 million for the fourth quarter of 2022, compared to a net benefit of $3.8 million in the third quarter of 2022. The expense recognized during the fourth quarter of 2022 was related mostly to the increase in the size of the loan portfolio and a less favorable economic outlook in the projection of certain forecasted macroeconomic variables, such as the CRE price index, partially offset by the aforementioned reserve reductions. Meanwhile, the net benefit recognized during the third quarter of 2022 was related mostly to a reduction in reserves due to improvements in financial information of certain borrowers.

- Provision for credit losses for the consumer loans and finance leases portfolio was $14.0 million for the fourth quarter of 2022, compared to $17.4 million in the third quarter of 2022, primarily reflecting a reduction in qualitative reserves, partially offset by the effect of the increase in the size of the consumer loan portfolios and the increase in historical charge-off levels associated to the overall portfolio growth.

- Provision for credit losses for the residential mortgage loan portfolio was a net benefit of $1.8 million for the fourth quarter of 2022, compared to an expense of $0.8 million in the third quarter of 2022. The net benefit recorded in the fourth quarter of 2022 was primarily related to the decrease in qualitative adjustments due to the aforementioned improvements in underlying portfolio metrics.

  The ratio of the ACL for loans and finance leases to total loans held for investment was 2.25% as of December 31, 2022, compared to 2.28% as of September 30, 2022. The ratio of the total ACL for loans and finance leases to nonaccrual loans held for investment was 290% as of December 31, 2022, compared to 264% as of September 30, 2022.

Net Charge-Offs

The following table presents ratios of annualized net charge-offs (recoveries) to average loans held-in-portfolio for the last five quarters:

	Quarter Ended
	December 31,2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31,2021

Residential mortgage	0.07%	0.13%	0.11%	0.15%	0.13%
Commercial mortgage	0.00%	-0.01%	-0.22%	0.00%	0.01%
Commercial and industrial	0.19%	-0.07%	-0.07%	-0.10%	0.10%
Construction	-1.82%	0.07%	-0.09%	-0.03%	-0.03%
Consumer loans and finance leases	1.44%	1.05%	0.91%	0.85%	0.75%
Total loans	0.46%	0.31%	0.21%	0.24%	0.26%

The ratios above are based on annualized net charge-offs and are not necessarily indicative of the results expected in subsequent periods.

Net charge-offs were $13.0 million for the fourth quarter of 2022, or an annualized 0.46% of average loans, compared to $8.6 million, or an annualized 0.31% of average loans, in the third quarter of 2022. The increase of $4.4 million in net charge-offs included the following:

  A $3.6 million increase in consumer loan net charge-offs, reflected across all major portfolio classes.
  A $1.2 million increase in commercial and construction loan net charge-offs mainly related to a $1.7 million charge-off recorded in connection with the aforementioned sale of an adversely classified commercial and industrial loan participation in the Florida region.

Partially offset by:

  A $0.4 million decrease in residential mortgage loan net charge-offs.

Allowance for Credit Losses for Unfunded Loan Commitments

The Corporation estimates expected credit losses over the contractual period during which the Corporation is exposed to credit risk as a result of a contractual obligation to extend credit, such as pursuant to unfunded loan commitments and standby letters of credit for commercial and construction loans, unless the obligation is unconditionally cancellable by the Corporation. The ACL for off-balance sheet credit exposures is adjusted as a provision for credit loss expense. As of December 31, 2022, the ACL for off-balance sheet credit exposures was $4.3 million, compared to $4.2 million as of September 30, 2022.

Allowance for Credit Losses for Held-to-Maturity Debt Securities

As of December 31, 2022, the ACL for held-to-maturity debt securities was $8.3 million, relatively flat when compared to September 30, 2022. The ACL for held-to-maturity debt securities related only to Puerto Rico municipal bonds.

STATEMENT OF FINANCIAL CONDITION

Total assets were approximately $18.6 billion as of December 31, 2022, up $192.5 million from September 30, 2022.

The following variances within the main components of total assets are noted:

  A $74.5 million decrease in cash and cash equivalents mainly related to the overall decline in total deposits, the funding of new loan originations, and the repurchase of approximately 3.5 million shares of common stock for a total purchase price of approximately $50.0 million, partially offset by an increase in borrowings. The cash and liquid securities to total assets ratio improved to 19.02% as of December 31, 2022, compared to 18.57% as of September 30, 2022.
  A $47.0 million decrease in investment securities, mainly driven by repayments of approximately $137.0 million primarily related to U.S. agencies MBS, partially offset by a $60.1 million increase in the fair value of available-for-sale debt securities attributable to changes in market interest rates, and a $30.6 million increase in investment of FHLB stock.
  A $254.3 million increase in total loans. The loan growth consisted of increases of $210.5 million in the Puerto Rico region, $37.7 million in the Florida region, and $6.1 million in the Virgin Islands region. On a portfolio basis, the loan growth consisted of increases of $130.2 million in commercial and construction loans (net of an $11.1 million decrease in the carrying value of the SBA PPP loan portfolio), $107.7 million in consumer loans, and $16.4 million in residential mortgage loans. Excluding the $11.1 million decrease in the carrying value of the SBA PPP loan portfolio, commercial and construction loans increased by $141.3 million, mainly reflecting the origination of loans related to ten commercial and construction relationships, each in excess of $10 million, that increased the portfolio balance by $257.2 million. This variance was partially offset by payoffs and paydowns, of which $51.6 million related to payoffs and paydowns of four commercial and construction relationships each in excess of $10 million, and the sale of a $23.9 million adversely classified commercial and industrial loan participation in the Florida region.

  Total loan originations, including refinancings, renewals and draws from existing commitments (excluding credit card utilization activity), amounted to $1.3 billion in the fourth quarter of 2022, a net increase of $191.4 million compared to the third quarter of 2022. The net increase in total loan originations consisted of: (i) a $186.7 million increase in commercial and construction loan originations, primarily related to commercial mortgage loans; (ii) an $11.8 million increase in residential mortgage loan originations; and (iii) a $7.1 million decrease in consumer loan originations, primarily related to personal loans.

  Total loan originations in the Puerto Rico region amounted to $1.0 billion in the fourth quarter of 2022, a net increase of $213.1 million when compared to $835.8 million in the third quarter of 2022. The $213.1 million net increase in total loan originations consisted of: (i) a $217.6 million increase in commercial and construction loan originations and (ii) a $1.8 million increase in residential mortgage loan originations, partially offset by a (iii) a $6.3 million decrease in consumer loan originations.

  Total loan originations in the Virgin Islands region amounted to $21.1 million in the fourth quarter of 2022, compared to $17.8 million in the third quarter of 2022. The $3.3 million net increase in total loan originations consisted of a $7.3 million increase in residential mortgage loan originations, partially offset by (i) a $3.2 million decrease in commercial and construction loan originations, and (ii) a $0.8 million decrease in consumer loan originations.

  Total loan originations in the Florida region amounted to $242.1 million in the fourth quarter of 2022, compared to $267.1 million in the third quarter of 2022. The $25.0 million decrease in total loan originations consisted of a $27.7 million decrease in commercial and construction loan originations, partially offset by a $2.7 million increase in residential mortgage loan originations.

Total liabilities were approximately $17.3 billion as of December 31, 2022, an increase of $132.3 million from September 30, 2022.

The increase in total liabilities was mainly due to:

  A $550.1 million net increase in borrowings, including $475.0 million in short-term FHLB advances (average cost of 4.56%) and $75.1 million in securities sold under agreements to repurchase (average cost of 4.55%) reflecting actions taken as part of management’s liquidity and funding needs. In addition, the Corporation added $200.0 million of long-term FHLB advances in the fourth quarter of 2022 at an average cost of 4.25%, and repaid prior to maturity $200.0 million of long-term securities sold under agreements to repurchase carried at a cost of 3.90% upon the exercise of the counterparty’s call option in the fourth quarter of 2022.
  A $60.6 million increase in brokered CDs.

Partially offset by:

  A $314.9 million decrease in total deposits, excluding brokered CDs and government deposits, reflecting reductions of $169.9 million in the Florida region, $137.8 million in the Puerto Rico region, and $7.2 million in the Virgin Islands region.
  A $171.9 million decrease in government deposits, consisting of decreases of $157.4 million in the Puerto Rico region and $16.0 million in the Virgin Islands region, partially offset by an increase of $1.5 million in the Florida region.

Total stockholders’ equity amounted to $1.3 billion as of December 31, 2022, an increase of $60.2 million from September 30, 2022. The increase was driven by earnings generated in the fourth quarter and the $60.1 million increase in the fair value of available-for-sale debt securities due to changes in market interest rates recognized as part of accumulated other comprehensive loss, partially offset by the repurchase of approximately 3.5 million shares of common stock for a total purchase price of approximately $50.0 million and $22.2 million in quarterly dividends declared to common stock shareholders.

As of December 31, 2022, capital ratios exceeded the required regulatory levels for bank holding companies and well-capitalized banks. The Corporation’s estimated CET1 capital, tier 1 capital, total capital and leverage ratios under the Basel III rules were 16.53%, 16.53%, 19.21%, and 10.70%, respectively, as of December 31, 2022, compared to CET1 capital, tier 1 capital, total capital and leverage ratios of 16.66%, 16.66%, 19.38%, and 10.36%, respectively, as of September 30, 2022.

Meanwhile, estimated CET1 capital, tier 1 capital, total capital and leverage ratios of our banking subsidiary, FirstBank Puerto Rico, were 16.84%, 17.65%, 18.90%, and 11.43%, respectively, as of December 31, 2022, compared to common equity tier 1 capital, tier 1 capital, total capital and leverage ratios of 17.00%, 17.82%, 19.07%, and 11.08%, respectively, as of September 30, 2022.

Tangible Common Equity

The Corporation’s tangible common equity ratio increased to 6.81% as of December 31, 2022, compared to 6.55% as of September 30, 2022. The increase in tangible common equity includes the effect of a $60.1 million increase in the fair value of available-for-sale debt securities due to changes in market interest rates recognized as part of accumulated other comprehensive loss, partially offset by $50.0 million in repurchases of common stock and $22.2 million in quarterly dividends declared during the fourth quarter.

The following table presents a reconciliation of the Corporation’s tangible common equity and tangible assets to the most comparable GAAP items as of the indicated dates:

	December 31,2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31,2021
(In thousands, except ratios and per share information)
Tangible Equity:
Total equity - GAAP	$1,325,540	$1,265,333	$1,557,916	$1,781,102	$2,101,767
Goodwill	(38,611)	(38,611)	(38,611)	(38,611)	(38,611)
Purchased credit card relationship intangible	(205)	(376)	(599)	(873)	(1,198)
Core deposit intangible	(20,900)	(22,818)	(24,736)	(26,648)	(28,571)
Insurance customer relationship intangible	(13)	(51)	(89)	(127)	(165)

Tangible common equity	$1,265,811	$1,203,477	$1,493,881	$1,714,843	$2,033,222

Tangible Assets:
Total assets - GAAP	$18,634,484	$18,442,034	$19,531,635	$19,929,037	$20,785,275
Goodwill	(38,611)	(38,611)	(38,611)	(38,611)	(38,611)
Purchased credit card relationship intangible	(205)	(376)	(599)	(873)	(1,198)
Core deposit intangible	(20,900)	(22,818)	(24,736)	(26,648)	(28,571)
Insurance customer relationship intangible	(13)	(51)	(89)	(127)	(165)

Tangible assets	$18,574,755	$18,380,178	$19,467,600	$19,862,778	$20,716,730

Common shares outstanding	182,709	186,258	191,626	198,701	201,827

Tangible common equity ratio	6.81%	6.55%	7.67%	8.63%	9.81%
Tangible book value per common share	$6.93	$6.46	$7.80	$8.63	$10.07

Exposure to Puerto Rico Government

As of December 31, 2022, the Corporation had $338.9 million of direct exposure to the Puerto Rico government, its municipalities and public corporations, an increase of $11.7 million when compared to $327.2 million as of September 30, 2022, mainly due to a $12.8 million loan granted to a municipality in Puerto Rico that is supported by assigned property tax revenues. As of December 31, 2022, approximately $183.4 million of the exposure consisted of loans and obligations of municipalities in Puerto Rico that are supported by assigned property tax revenues and for which, in most cases, the good faith, credit and unlimited taxing power of the applicable municipality have been pledged to their repayment, and $114.0 million consisted of loans and obligations which are supported by one or more specific sources of municipal revenues. The Corporation’s total direct exposure to the Puerto Rico government also included $10.8 million in loans extended to an affiliate of a public corporation, $27.4 million in loans to an agency of the Puerto Rico central government, and obligations of the Puerto Rico government, specifically a residential pass-through MBS issued by the PRHFA, at an amortized cost of $3.3 million (fair value of $2.2 million as of December 31, 2022), included as part of the Corporation’s available-for-sale debt securities portfolio. This residential pass-through MBS issued by the PRHFA is collateralized by certain second mortgages and had an unrealized loss of $1.1 million as of December 31, 2022, of which $0.4 million is due to credit deterioration.

The aforementioned exposure to municipalities in Puerto Rico included $165.7 million of financing arrangements with Puerto Rico municipalities that were issued in bond form but underwritten as loans with features that are typically found in commercial loans. These bonds are accounted for as held-to-maturity debt securities. As of December 31, 2022, the ACL for these securities was $8.3 million, relatively flat when compared to September 30, 2022.

As of December 31, 2022, the Corporation had $2.3 billion of public sector deposits in Puerto Rico, compared to $2.5 billion as of September 30, 2022. Approximately 24% of the public sector deposits as of December 31, 2022, were from municipalities and municipal agencies in Puerto Rico and 76% were from public corporations, the Puerto Rico central government and agencies, and U.S. federal government agencies in Puerto Rico.

Conference Call / Webcast Information

First BanCorp.’s senior management will host an earnings conference call and live webcast on Friday, January 27, 2023, at 10:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast through the investor relations section of the Corporation’s web site: fbpinvestor.com or through a dial-in telephone number at (844) 200-6205 or (929) 526–1599 for international callers. The participant access code is 291448. The Corporation recommends that listeners go to the web site at least 15 minutes prior to the call to download and install any necessary software. Following the webcast presentation, a question and answer session will be made available to research analysts and institutional investors. A replay of the webcast will be archived in the investor relations section of First BanCorp.’s website, fbpinvestor.com, until January 27, 2024. A telephone replay will be available one hour after the end of the conference call through February 26, 2023 at (866) 813-9403. The replay access code is 044230.

Safe Harbor

This press release may contain “forward-looking statements” concerning the Corporation’s future economic, operational and financial performance. The words or phrases “expect,” “anticipate,” “intend,” “should,” “would,” “will,” “plans,” “forecast,” “believe” and similar expressions are meant to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by such sections. The Corporation cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date hereof, and advises readers that any such forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, estimates and assumptions by us that are difficult to predict. Various factors, some of which are beyond our control, including, but not limited to, the uncertainties more fully discussed in Part I, Item 1A, “Risk Factors” of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2021 and the following, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements: the impacts of rising interest rates and inflation on the Corporation, including a decrease in demand for new loan originations and refinancings, increased competition for borrowers, attrition in deposits and an increase in non-interest expenses which would impact the Corporation’s margins and may adversely impact origination volumes and financial performance; the long-term effects of the COVID-19 pandemic and their impact on the Corporation’s business, operations and financial condition, including the impact of any residual risks related to the Corporation’s participation in the SBA PPP; adverse changes in general economic conditions in Puerto Rico, the U.S., and the U.S. and British Virgin Islands, including in the interest rate environment, unemployment rates, market liquidity, housing absorption rates, real estate markets and U.S. capital markets, which may affect funding sources, loan portfolio performance and credit quality, market prices of investment securities and demand for the Corporation’s products and services, and which may reduce the Corporation’s revenues and earnings and the value and credit quality of the Corporation’s assets; the Corporation’s ability to identify and prevent cyber-security incidents, such as data security breaches, ransomware, malware, “denial of service” attacks, “hacking,” identity theft and state-sponsored cyberthreats, and the occurrence of any, which may result in misuse or misappropriation of confidential or proprietary information, disruption or damage to our systems, increased costs and losses or an adverse effect to our reputation; general competitive factors, industry consolidation and other market risks as well as the implementation of strategic growth opportunities, including risks, uncertainties and other factors or events related to any business acquisitions or dispositions; uncertainty as to the ultimate outcome of the debt restructuring plan of Puerto Rico (“Plan of Adjustment” or “PoA”) and the 2022 Fiscal Plan for Puerto Rico as certified by the Financial Oversight and Management Board for Puerto Rico, or any revisions to it, on our clients and loan portfolios, and any potential impact from future economic or political developments in Puerto Rico; the impact of government financial assistance for hurricane recovery and other disaster relief on economic activity in Puerto Rico; uncertainty as to the availability of wholesale funding sources, such as securities sold under agreements to repurchase, FHLB advances, and brokered CDs; the impact of changes in accounting standards or assumptions in applying those standards, on forecasts of economic variables considered for the determination of the ACL; the ability of FirstBank to realize the benefits of its net deferred tax assets; the ability of FirstBank to generate sufficient cash flow to make dividend payments to the Corporation; the impacts of natural or man-made disasters, widespread health emergencies, geopolitical conflicts (including the ongoing conflict in Ukraine), terrorist attacks or other catastrophic external events, including impacts of such events on general economic conditions and on the Corporation’s assumptions regarding forecasts of economic variables; the effect of changes in the interest rate environment, including uncertainty about the effect of the cessation of the LIBOR; any adverse change in the Corporation’s ability to attract and retain clients and gain acceptance from current and prospective customers for new products and services, including those related to the offering of digital banking and financial services; the risk that additional portions of the unrealized losses in the Corporation’s debt securities portfolio are determined to be credit-related, resulting in additional charges to the provision for credit losses on the Corporation’s available-for-sale debt securities portfolio; the impacts of applicable legislative, tax or regulatory changes on the Corporation’s financial condition or performance; the effect of changes in the fiscal and monetary policies and regulations of the U.S. federal government and the Puerto Rico and other governments, including those determined by the Federal Reserve Board, the Federal Reserve Bank of New York, the Federal Deposit Insurance Corporation (the “FDIC”), government-sponsored housing agencies and regulators in Puerto Rico and the U.S. and British Virgin Islands; the risk of possible failure or circumvention of the Corporation’s internal controls and procedures and the risk that the Corporation’s risk management policies may not be adequate; the risk that the FDIC may further increase the deposit insurance premium and/or require special assessments, causing an additional increase in the Corporation’s non-interest expenses; any need to recognize impairments on the Corporation’s financial instruments, goodwill and other intangible assets; the risk that the impact of the occurrence of any of these uncertainties on the Corporation’s capital would preclude further growth of FirstBank and preclude the Corporation’s Board of Directors from declaring dividends; and uncertainty as to whether FirstBank will be able to continue to satisfy its regulators regarding, among other things, its asset quality, liquidity plans, maintenance of capital levels and compliance with applicable laws, regulations; and related requirements. The Corporation does not undertake, and specifically disclaims any obligation to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by the federal securities laws.

Basis of Presentation

Use of Non-GAAP Financial Measures

This press release contains GAAP financial measures and non-GAAP financial measures. Non-GAAP financial measures are used when management believes them to be helpful to an investor’s understanding of the Corporation’s results of operations or financial position. Where non-GAAP financial measures are used, the most comparable GAAP financial measure, as well as the reconciliation of the non-GAAP financial measure to the most comparable GAAP financial measure, can be found in the text or in the tables in or attached to this press release. Any analysis of these non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.

Tangible Common Equity Ratio and Tangible Book Value per Common Share

The tangible common equity ratio and tangible book value per common share are non-GAAP financial measures that management believes are generally used by the financial community to evaluate capital adequacy. Tangible common equity is total equity less preferred equity, goodwill, and other intangibles. Tangible assets are total assets less goodwill and other intangibles. Management uses and believes that many stock analysts use the tangible common equity ratio and tangible book value per common share in conjunction with other more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase method of accounting for mergers and acquisitions. Accordingly, the Corporation believes that disclosure of these financial measures may be useful to investors. Neither tangible common equity nor tangible assets, or the related measures, should be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Corporation calculates its tangible common equity, tangible assets, and any other related measures may differ from that of other companies reporting measures with similar names.

Adjusted Pre-Tax, Pre-Provision Income

Adjusted pre-tax, pre-provision income is a non-GAAP performance metric that management uses and believes that investors may find useful in analyzing underlying performance trends, particularly in times of economic stress, including as a result of natural catastrophes or health epidemics. Adjusted pre-tax, pre-provision income, as defined by management, represents income before income taxes adjusted to exclude the provisions for credit losses on loans, finance leases and debt securities and any gains or losses on sales of investment securities. In addition, from time to time, earnings are also adjusted for certain items regarded as Special Items, such as merger and restructuring costs in connection with the acquisition of BSPR and related integration and restructuring efforts, and costs incurred in connection with the COVID-19 pandemic response efforts, because management believes these items are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts.

Net Interest Income, Excluding Valuations, and on a Tax-Equivalent Basis

Net interest income, interest rate spread, and net interest margin are reported excluding the changes in the fair value of derivative instruments and on a tax-equivalent basis in order to provide to investors additional information about the Corporation’s net interest income that management uses and believes should facilitate comparability and analysis of the periods presented. The changes in the fair value of derivative instruments have no effect on interest due or interest earned on interest-bearing liabilities or interest-earning assets, respectively. The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a marginal income tax rate. Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. Management believes that it is a standard practice in the banking industry to present net interest income, interest rate spread, and net interest margin on a fully tax-equivalent basis. This adjustment puts all earning assets, most notably tax-exempt securities and tax-exempt loans, on a common basis that management believes facilitates comparison of results to the results of peers.

The following table reconciles net interest income in accordance with GAAP to net interest income excluding valuations, and net interest income on a tax-equivalent basis for the fourth and third quarters of 2022, the fourth quarter of 2021 and the year ended December 31, 2022 and 2021, respectively. The table also reconciles net interest spread and net interest margin to these items excluding valuations, and on a tax-equivalent basis.

	Quarter Ended			Year Ended
(Dollars in thousands)	December 31,2022	September 30, 2022	December 31,2021	December 31,2022	December 31,2021
Net Interest Income
Interest income - GAAP	$233,452	$222,683	$198,435	$862,614	$794,708
Unrealized loss (gain) on derivative instruments	5	(11)	(2)	(30)	(24)
Interest income excluding valuations	233,457	222,672	198,433	862,584	794,684
Tax-equivalent adjustment	7,391	9,150	6,208	33,149	23,753
Interest income on a tax-equivalent basis and excluding valuations	$240,848	$231,822	$204,641	$895,733	$818,437
Interest expense - GAAP	$27,879	$14,773	$14,297	$67,321	$64,779
Net interest income - GAAP	$205,573	$207,910	$184,138	$795,293	$729,929
Net interest income excluding valuations	$205,578	$207,899	$184,136	$795,263	$729,905
Net interest income on a tax-equivalent basis and excluding valuations	$212,969	$217,049	$190,344	$828,412	$753,658

Average Balances
Loans and leases	$11,364,963	$11,218,864	$11,108,997	$11,199,013	$11,413,149
Total securities, other short-term investments and interest-bearing cash balances	7,314,293	7,938,530	9,140,313	8,112,842	8,180,944
Average Interest-Earning Assets	$18,679,256	$19,157,394	$20,249,310	$19,311,855	$19,594,093
Average Interest-Bearing Liabilities	$10,683,776	$11,026,975	$11,467,480	$11,120,732	$11,778,841

Average Yield/Rate
Average yield on interest-earning assets - GAAP	4.96%	4.61%	3.89%	4.47%	4.06%
Average rate on interest-bearing liabilities - GAAP	1.04%	0.53%	0.49%	0.61%	0.55%
Net interest spread - GAAP	3.92%	4.08%	3.40%	3.86%	3.51%
Net interest margin - GAAP	4.37%	4.31%	3.61%	4.12%	3.73%

Average yield on interest-earning assets excluding valuations	4.96%	4.61%	3.89%	4.47%	4.06%
Average rate on interest-bearing liabilities excluding valuations	1.04%	0.53%	0.49%	0.61%	0.55%
Net interest spread excluding valuations	3.92%	4.08%	3.40%	3.86%	3.51%
Net interest margin excluding valuations	4.37%	4.31%	3.61%	4.12%	3.73%

Average yield on interest-earning assets on a tax-equivalent basis and excluding valuations	5.12%	4.80%	4.01%	4.64%	4.18%
Average rate on interest-bearing liabilities	1.04%	0.53%	0.49%	0.61%	0.55%
Net interest spread on a tax-equivalent basis and excluding valuations	4.08%	4.27%	3.52%	4.03%	3.63%
Net interest margin on a tax-equivalent basis and excluding valuations	4.52%	4.49%	3.73%	4.29%	3.85%

FIRST BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	As of
	December 31, 2022	September 30, 2022	December 31, 2021
(In thousands, except for share information)
ASSETS
Cash and due from banks	$478,480	$552,933	$2,540,376
Money market investments:
Time deposits with other financial institutions	300	300	300
Other short-term investments	1,725	1,757	2,382
Total money market investments	2,025	2,057	2,682
Debt securities available for sale, at fair value (ACL of $458 as of December 31, 2022; $664 as of September 30, 2022; and $1,105 as of December 31, 2021)	5,599,520	5,668,689	6,453,761
Debt securities held to maturity, at amortized cost, net of ACL of $8,286 as of December 31, 2022, $8,257 as of September 30, 2022, and $8,571 as of December 31, 2021	429,251	437,605	169,562
Equity securities	55,289	24,727	32,169
Total investment securities	6,084,060	6,131,021	6,655,492
Loans, net of ACL (December 31, 2022 - $260,464; September 30, 2022 - $257,859;
December 31, 2021 - $269,030)	11,292,361	11,040,759	10,791,628
Loans held for sale, at lower of cost or market	12,306	12,169	35,155
Total loans, net	11,304,667	11,052,928	10,826,783
Accrued interest receivable on loans and investments	69,730	61,108	61,507
Premises and equipment, net	142,935	143,429	146,417
OREO	31,641	38,682	40,848
Deferred tax asset, net	155,584	166,100	208,482
Goodwill	38,611	38,611	38,611
Intangible assets	21,118	23,245	29,934
Other assets	305,633	231,920	234,143
Total assets	$18,634,484	$18,442,034	$20,785,275
LIABILITIES
Deposits:
Non-interest-bearing deposits	$6,112,884	$6,235,782	$7,027,513
Interest-bearing deposits	10,030,583	10,333,799	10,757,381
Total deposits	16,143,467	16,569,581	17,784,894
Securities sold under agreements to repurchase	75,133	200,000	300,000
Advances from the FHLB	675,000	-	200,000
Other borrowings	183,762	183,762	183,762
Accounts payable and other liabilities	231,582	223,358	214,852
Total liabilities	17,308,944	17,176,701	18,683,508
STOCKHOLDERSʼ EQUITY
Common stock outstanding and additional paid-in capital, net of treasury stock
(December 31, 2022 - 182,709,059; September 30, 2022 - 186,257,659;
December 31, 2021 - 201,826,505)	486,109	534,742	758,471
Retained earnings	1,644,209	1,593,284	1,427,295
Accumulated other comprehensive loss	(804,778)	(862,693)	(83,999)
Total stockholdersʼ equity	1,325,540	1,265,333	2,101,767
Total liabilities and stockholdersʼ equity	$18,634,484	$18,442,034	$20,785,275

FIRST BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended			Year Ended
	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
(In thousands, except per share information)
Net interest income:
Interest income	$233,452	$222,683	$198,435	$862,614	$794,708
Interest expense	27,879	14,773	14,297	67,321	64,779
Net interest income	205,573	207,910	184,138	795,293	729,929
Provision for credit losses - expense (benefit):
Loans	15,651	14,352	(12,241)	25,679	(61,720)
Unfunded loan commitments	31	2,071	(222)	2,736	(3,568)
Debt securities	30	(640)	254	(719)	(410)
Provision for credit losses - expense (benefit)	15,712	15,783	(12,209)	27,696	(65,698)
Net interest income after provision for credit losses	189,861	192,127	196,347	767,597	795,627

Non-interest income:
Service charges and fees on deposit accounts	9,174	9,820	9,502	37,823	35,284
Mortgage banking activities	2,572	3,400	5,223	15,260	24,998
Other non-interest income	17,854	16,473	15,653	70,009	60,882
Total non-interest income	29,600	29,693	30,378	123,092	121,164

Non-interest expenses:
Employees’ compensation and benefits	52,241	52,939	49,681	206,038	200,457
Occupancy and equipment	21,843	22,543	21,589	88,277	93,253
Business promotion	5,590	5,136	5,794	18,231	15,359
Professional service fees	12,669	12,549	11,937	47,848	59,956
Taxes, other than income taxes	5,211	5,349	5,138	20,267	22,151
Insurance and supervisory fees	3,973	3,853	3,380	15,503	15,642
Net gain on OREO operations	(2,557)	(1,064)	(1,631)	(5,826)	(2,160)
Merger and restructuring costs	-	-	1,853	-	26,435
Other non-interest expenses	13,961	13,884	13,724	52,767	57,881
Total non-interest expenses	112,931	115,189	111,465	443,105	488,974

Income before income taxes	106,530	106,631	115,260	447,584	427,817
Income tax expense	(33,356)	(32,028)	(41,621)	(142,512)	(146,792)

Net income	$73,174	$74,603	$73,639	$305,072	$281,025

Net income attributable to common stockholders	$73,174	$74,603	$71,959	$305,072	$277,338

Earnings per common share:
Basic	$0.40	$0.40	$0.35	$1.60	$1.32
Diluted	$0.40	$0.40	$0.35	$1.59	$1.31

About First BanCorp.

First BanCorp. is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the U.S. and the British Virgin Islands and Florida, and of FirstBank Insurance Agency. Among the subsidiaries of FirstBank Puerto Rico are First Federal Finance Corp. and First Express, both small loan companies. First BanCorp.’s shares of common stock trade on the New York Stock Exchange under the symbol FBP. Additional information about First BanCorp. may be found at www.1firstbank.com.

EXHIBIT A

Table 1 – Selected Financial Data

	Quarter ended			Year Ended
	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
(Shares in thousands)
Per Common Share Results:
Net earnings per share - basic	$0.40	$0.40	$0.35	$1.60	$1.32
Net earnings per share - diluted	$0.40	$0.40	$0.35	$1.59	$1.31
Cash dividends declared	$0.12	$0.12	$0.10	$0.46	$0.31
Average shares outstanding	183,649	187,236	203,344	190,805	210,122
Average shares outstanding diluted	184,847	188,319	204,705	191,968	211,300
Book value per common share	$7.25	$6.79	$10.41	$7.25	$10.41
Tangible book value per common share (1)	$6.93	$6.46	$10.07	$6.93	$10.07
Selected Financial Ratios (In Percent):
Profitability:
Return on Average Assets	1.58	1.55	1.40	1.57	1.38
Interest Rate Spread (2)	4.08	4.27	3.52	4.03	3.63
Net Interest Margin (2)	4.52	4.49	3.73	4.29	3.85
Return on Average Total Equity	22.37	19.00	13.40	18.66	12.56
Return on Average Common Equity	22.37	19.00	13.24	18.66	12.58
Average Total Equity to Average Total Assets	7.05	8.14	10.46	8.44	11.02
Total capital	19.21	19.38	20.50	19.21	20.50
Common equity Tier 1 capital	16.53	16.66	17.80	16.53	17.80
Tier 1 capital	16.53	16.66	17.80	16.53	17.80
Leverage	10.70	10.36	10.14	10.70	10.14
Tangible common equity ratio (1)	6.81	6.55	9.81	6.81	9.81
Dividend payout ratio	30.12	30.12	28.26	28.77	23.49
Efficiency ratio (3)	48.02	48.48	51.96	48.25	57.45
Asset Quality:
Allowance for credit losses for loans and finance leases to total loans held for investment	2.25	2.28	2.43	2.25	2.43
Net charge-offs (annualized) to average loans	0.46	0.31	0.26	0.31	0.48
Provision for credit losses for loans and finance leases - expense (benefit) to net charge-offs	119.97	166.02	(172.67)	74.99	(111.94)
Non-performing assets to total assets	0.69	0.78	0.76	0.69	0.76
Nonaccrual loans held for investment to total loans held for investment	0.78	0.86	1.00	0.78	1.00
Allowance for credit losses for loans and finance leases to total nonaccrual loans held for investment	289.61	264.43	242.99	289.61	242.99
Allowance for credit losses for loans and finance leases to total nonaccrual loans held for investment, excluding residential estate loans	552.26	473.31	483.95	552.26	483.95
Other Information:
Common Stock Price: End of period	$12.72	$13.68	$13.78	$12.72	$13.78
(1)	Non-GAAP financial measures (as defined above). Refer to Statement of Financial Condition above for additional information about the components and a reconciliation of these measures.
(2)

On a tax-equivalent basis and excluding changes in the fair value of derivative instruments (Non-GAAP financial measure). Refer to Basis of Presentation above for additional information and a reconciliation of these measures.

(3)	Non-interest expenses to the sum of net interest income and non-interest income.

Table 2 – Quarterly Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax-Equivalent Basis)

	Average Volume			Interest income (1) / expense			Average Rate (1)
Quarter ended	December 31,	September 30,	December 31,	December 31,	September 30,	December 31,	December 31,	September 30,	December 31,
	2022	2022	2021	2022	2022	2021	2022	2022	2021
(Dollars in thousands)
Interest-earning assets:
Money market and other short-term investments	$394,471	$882,759	$2,350,719	$3,444	$4,654	$912	3.46%	2.09%	0.15%
Government obligations (2)	2,910,733	2,912,130	2,585,069	10,386	10,325	7,431	1.42%	1.41%	1.14%
Mortgage-backed securities	3,973,307	4,113,870	4,166,861	20,838	22,028	15,986	2.08%	2.12%	1.52%
FHLB stock	22,292	16,677	26,103	284	292	300	5.05%	6.95%	4.56%
Other investments	13,490	13,094	11,561	48	45	16	1.41%	1.36%	0.53%
Total investments (3)	7,314,293	7,938,530	9,140,313	35,000	37,344	24,645	1.90%	1.87%	1.07%
Residential mortgage loans	2,839,268	2,855,927	3,069,075	39,225	39,874	42,633	5.48%	5.54%	5.51%
Construction loans	128,845	118,794	165,067	2,227	1,831	2,236	6.86%	6.12%	5.37%
C&I and commercial mortgage loans	5,127,028	5,085,257	5,028,753	81,464	73,518	63,202	6.30%	5.74%	4.99%
Finance leases	691,585	647,586	561,423	12,769	11,751	10,395	7.33%	7.20%	7.35%
Consumer loans	2,578,237	2,511,300	2,284,679	70,163	67,504	61,530	10.80%	10.66%	10.68%
Total loans (4) (5)	11,364,963	11,218,864	11,108,997	205,848	194,478	179,996	7.19%	6.88%	6.43%
Total interest-earning assets	$18,679,256	$19,157,394	$20,249,310	$240,848	$231,822	$204,641	5.12%	4.80%	4.01%

Interest-bearing liabilities:
Brokered CDs	$47,304	$63,524	$106,275	$286	$333	$561	2.40%	2.08%	2.09%
Other interest-bearing deposits	10,090,687	10,481,863	10,573,790	20,751	9,645	8,115	0.82%	0.37%	0.30%
FHLB advances	220,652	97,826	301,739	2,469	529	1,771	4.44%	2.15%	2.33%
Other borrowed funds	325,133	383,762	485,676	4,373	4,266	3,850	5.34%	4.41%	3.15%
Total interest-bearing liabilities	$10,683,776	$11,026,975	$11,467,480	$27,879	$14,773	$14,297	1.04%	0.53%	0.49%
Net interest income				$212,969	$217,049	$190,344
Interest rate spread							4.08%	4.27%	3.52%
Net interest margin							4.52%	4.49%	3.73%

(1)

On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate of 37.5% and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments are excluded from interest income because the changes in valuation do not affect interest paid or received. Refer to Basis of Presentation above for additional information and a reconciliation of these measures.

(2)	Government obligations include debt issued by government-sponsored agencies.
(3)	Unrealized gains and losses on available-for-sale debt securities are excluded from the average volumes.
(4)	Average loan balances include the average of non-performing loans.
(5)

Interest income on loans includes $2.7 million, $2.9 million and $2.7 million for the quarters ended December 31, 2022, September 30, 2022, and December 31, 2021, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

Table 3 – Year-to-Date Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax-Equivalent Basis)

	Average Volume		Interest income (1) / expense		Average Rate (1)
Year Ended	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
(Dollars in thousands)
Interest-earning assets:
Money market and other short-term investments	$1,156,127	$2,012,617	$11,791	$2,662	1.02%	0.13%
Government obligations (2)	2,870,889	2,065,522	39,033	27,058	1.36%	1.31%
Mortgage-backed securities	4,052,660	4,064,343	85,090	57,159	2.10%	1.41%
FHLB stock	20,419	28,208	1,114	1,394	5.46%	4.94%
Other investments	12,747	10,254	126	61	0.99%	0.59%
Total investments (3)	8,112,842	8,180,944	137,154	88,334	1.69%	1.08%
Residential mortgage loans	2,886,594	3,277,087	160,359	177,747	5.56%	5.42%
Construction loans	121,642	181,470	7,350	12,766	6.04%	7.03%
C&I and commercial mortgage loans	5,092,638	5,228,150	281,486	261,333	5.53%	5.00%
Finance leases	636,507	518,757	46,842	38,532	7.36%	7.43%
Consumer loans	2,461,632	2,207,685	262,542	239,725	10.67%	10.86%
Total loans (4) (5)	11,199,013	11,413,149	758,579	730,103	6.77%	6.40%
Total interest-earning assets	$19,311,855	$19,594,093	$895,733	$818,437	4.64%	4.18%

Interest-bearing liabilities:
Brokered CDs	$69,694	$141,959	$1,500	$2,982	2.15%	2.10%
Other interest-bearing deposits	10,492,465	10,798,583	44,861	38,500	0.43%	0.36%
FHLB advances	179,452	354,055	5,136	8,199	2.86%	2.32%
Other borrowed funds	379,121	484,244	15,824	15,098	4.17%	3.12%
Total interest-bearing liabilities	$11,120,732	$11,778,841	$67,321	$64,779	0.61%	0.55%
Net interest income			$828,412	$753,658
Interest rate spread					4.03%	3.63%
Net interest margin					4.29%	3.85%

(1)

On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate of 37.5% and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments are excluded from interest income because the changes in valuation do not affect interest paid or received. Refer to Basis of Presentation above for additional information and a reconciliation of these measures.

(2)	Government obligations include debt issued by government-sponsored agencies.
(3)	Unrealized gains and losses on available-for-sale debt securities are excluded from the average volumes.
(4)	Average loan balances include the average of non-performing loans.
(5)

Interest income on loans includes $11.2 million and $10.5 million for years ended December 31, 2022 and 2021, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

Table 4 – Loan Portfolio by Geography

	As of December 31,2022
	Puerto Rico	Virgin Islands	United States	Consolidated
(In thousands)
Residential mortgage loans	$2,237,983	$179,917	$429,390	$2,847,290

Commercial loans:
Construction loans	30,529	4,243	98,181	132,953
Commercial mortgage loans	1,768,890	65,314	524,647	2,358,851
Commercial and Industrial loans (1)	1,791,235	68,874	1,026,154	2,886,263
Commercial loans	3,590,654	138,431	1,648,982	5,378,067

Finance leases	718,230	-	-	718,230

Consumer loans	2,537,840	61,419	9,979	2,609,238
Loans held for investment	9,084,707	379,767	2,088,351	11,552,825

Loans held for sale	12,306	-	-	12,306
Total loans	$9,097,013	$379,767	$2,088,351	$11,565,131

	As of September 30, 2022
	Puerto Rico	Virgin Islands	United States	Consolidated
(In thousands)
Residential mortgage loans	$2,240,466	$174,766	$415,742	$2,830,974

Commercial loans:
Construction loans	23,595	4,121	96,278	123,994
Commercial mortgage loans	1,688,345	66,102	511,167	2,265,614
Commercial and Industrial loans (1)	1,772,418	69,748	1,016,120	2,858,286
Commercial loans	3,484,358	139,971	1,623,565	5,247,894

Finance leases	669,114	-	-	669,114

Consumer loans	2,480,412	58,911	11,313	2,550,636
Loans held for investment	8,874,350	373,648	2,050,620	11,298,618

Loans held for sale	12,169	-	-	12,169
Total loans	$8,886,519	$373,648	$2,050,620	$11,310,787

	As of December 31, 2021
	Puerto Rico	Virgin Islands	United States	Consolidated
(In thousands)
Residential mortgage loans	$2,361,322	$188,251	$429,322	$2,978,895

Commercial loans:
Construction loans	38,789	4,344	95,866	138,999
Commercial mortgage loans	1,635,137	67,094	465,238	2,167,469
Commercial and Industrial loans (1)	1,867,082	79,515	940,654	2,887,251
Commercial loans	3,541,008	150,953	1,501,758	5,193,719

Finance leases	575,005	-	-	575,005

Consumer loans	2,245,097	52,282	15,660	2,313,039
Loans held for investment	8,722,432	391,486	1,946,740	11,060,658

Loans held for sale	33,002	177	1,976	35,155
Total loans	$8,755,434	$391,663	$1,948,716	$11,095,813
(1)	Includes $6.8 million of SBA PPP loans, net of unearned fees of $0.5 million, as of December 31, 2022 (September 30, 2022 - $17.9 million; December 31, 2021 - $145.0 million).

Table 5 – Non-Performing Assets by Geography

	As of December 31,2022
(In thousands)	Puerto Rico	Virgin Islands	United States	Total
Nonaccrual loans held for investment:
Residential mortgage	$28,857	$6,614	$7,301	$42,772
Commercial mortgage	14,341	7,978	-	22,319
Commercial and Industrial	5,859	1,179	792	7,830
Construction	831	1,377	-	2,208
Consumer and finance leases	14,142	469	195	14,806
Total nonaccrual loans held for investment	64,030	17,617	8,288	89,935
OREO	28,135	3,475	31	31,641
Other repossessed property	5,275	76	29	5,380
Other assets (1)	2,202	-	-	2,202
Total non-performing assets (2)	$99,642	$21,168	$8,348	$129,158
Past due loans 90 days and still accruing (3)	$76,417	$4,100	$-	$80,517

	As of September 30, 2022
(In thousands)	Puerto Rico	Virgin Islands	United States	Total
Nonaccrual loans held for investment:
Residential mortgage	$30,988	$6,530	$5,518	$43,036
Commercial mortgage	15,269	8,472	-	23,741
Commercial and Industrial	13,564	1,313	838	15,715
Construction	854	1,383	-	2,237
Consumer and finance leases	12,510	143	134	12,787
Total nonaccrual loans held for investment	73,185	17,841	6,490	97,516
OREO	34,626	4,025	31	38,682
Other repossessed property	4,789	98	49	4,936
Other assets (1)	2,193	-	-	2,193
Total non-performing assets (2)	$114,793	$21,964	$6,570	$143,327
Past due loans 90 days and still accruing (3)	$80,249	$1,541	$-	$81,790

	As of December 31, 2021
(In thousands)	Puerto Rico	Virgin Islands	United States	Total
Nonaccrual loans held for investment:
Residential mortgage	$39,256	$8,719	$7,152	$55,127
Commercial mortgage	15,503	9,834	-	25,337
Commercial and Industrial	14,708	1,476	951	17,135
Construction	1,198	1,466	-	2,664
Consumer and finance leases	10,177	144	133	10,454
Total nonaccrual loans held for investment	80,842	21,639	8,236	110,717
OREO	36,750	3,450	648	40,848
Other repossessed property	3,456	187	44	3,687
Other assets (1)	2,850	-	-	2,850
Total non-performing assets (2)	$123,898	$25,276	$8,928	$158,102
Past due loans 90 days and still accruing (3)	$114,001	$1,265	$182	$115,448
(1)	Residential pass-through MBS issued by the PRHFA held as part of the available-for-sale debt securities portfolio.
(2)

Excludes PCD loans previously accounted for under ASC Subtopic 310-30 for which the Corporation made the accounting policy election of maintaining pools of loans as “units of account” both at the time of adoption of CECL on January 1, 2020 and on an ongoing basis for credit loss measurement. These loans will continue to be excluded from nonaccrual loan statistics as long as the Corporation can reasonably estimate the timing and amount of cash flows expected to be collected on the loan pools. The portion of such loans contractually past due 90 days or more amounted to $12.0 million as of December 31, 2022 (September 30, 2022 - $12.8 million; December 31, 2021 - $20.6 million).

(3)

These include rebooked loans, which were previously pooled into GNMA securities, amounting to $10.3 million as of December 31, 2022 (September 30, 2022 - $8.0 million; December 31, 2021 - $7.2 million). Under the GNMA program, the Corporation has the option but not the obligation to repurchase loans that meet GNMA's specified delinquency criteria. For accounting purposes, the loans subject to the repurchase option are required to be reflected on the financial statements with an offsetting liability.

Table 6 – Allowance for Credit Losses on Loans and Finance Leases

	Quarter Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2022	2022	2021	2022	2021
(Dollars in thousands)
Allowance for credit losses on loans and finance leases, beginning of period	$257,859	$252,152	$288,360	$269,030	$385,887
Provision for credit losses on loans and finance leases expense (benefit)	15,651	14,352	(12,241)	25,679	(61,720)
Net (charge-offs) recoveries of loans:
Residential mortgage	(498)	(907)	(988)	(3,343)	(28,517)	(1)
Commercial mortgage	10	54	(56)	1,287	(1,213)
Commercial and industrial	(1,360)	486	(702)	392	4,889
Construction	587	(20)	12	602	76
Consumer loans and finance leases	(11,785)	(8,258)	(5,355)	(33,183)	(30,372)
Net charge-offs	(13,046)	(8,645)	(7,089)	(34,245)	(55,137)
Allowance for credit losses on loans and finance leases, end of period	$260,464	$257,859	$269,030	$260,464	$269,030

Allowance for credit losses on loans and finance leases to period end total loans held for investment	2.25%	2.28%	2.43%	2.25%	2.43%
Net charge-offs (annualized) to average loans outstanding during the period	0.46%	0.31%	0.26%	0.31%	0.48%	(2)
Provision for credit losses on loans and finance leases to net charge-offs during the period	1.20x	1.66x	-1.73x	0.75x	-1.12x
(1)	Includes net charge-offs totaling $23.1 million associated with a bulk sale of residential mortgage nonaccrual loans and related servicing advance receivables.
(2)	Excluding net charge-offs associated with the bulk sale, total net charge-offs to average loans for the year ended December 31, 2021 was 0.28%.

Table 7 – Annualized Net Charge-Offs (Recoveries) to Average Loans

	Quarter Ended			Year Ended
	December 31,2022	September 30, 2022	December 31,2021	December 31,2022	December 31,2021
Residential mortgage	0.07%	0.13%	0.13%	0.12%	0.87%	(1)
Commercial mortgage	0.00%	-0.01%	0.01%	-0.06%	0.06%
Commercial and industrial	0.19%	-0.07%	0.10%	-0.01%	-0.16%
Construction	-1.82%	0.07%	-0.03%	-0.49%	-0.04%
Consumer loans and finance leases	1.44%	1.05%	0.75%	1.07%	1.11%
Total loans	0.46%	0.31%	0.26%	0.31%	0.48%	(1)

(1)

Includes net charge-offs totaling $23.1 million associated with the bulk sale of residential mortgage nonaccrual loans and related servicing advance receivables. Excluding net charge-offs associated with the bulk sale, residential mortgage and total net charge offs to related average loans for the year ended December 31, 2021 was 0.17% and 0.28%, respectively.

Contacts

First BanCorp.
Ramon Rodriguez
Senior Vice President
Corporate Strategy and Investor Relations
ramon.rodriguez@firstbankpr.com
(787) 729-8200 Ext. 82179